Usher to retire as Marathon Petroleum chairman; Heminger to succeed

FINDLAY, OHIO, Feb. 24, 2016 - Thomas J. Usher, chairman of the board of Marathon Petroleum Corporation (NYSE: MPC) announced today that he will retire following the company’s Annual Meeting of Shareholders on April 27, 2016. MPC’s Board of Directors has elected Gary R. Heminger, the company’s president and chief executive officer, to succeed Usher as chairman in addition to his current duties when the meeting ends.

“Tom has been an invaluable contributor to our company’s success, providing outstanding leadership and keen vision at pivotal times in our company’s long history that have helped put us on a path for long-term success,” Heminger said. “We remain ever grateful for his guidance and commitment.”

Usher, 73, joined United States Steel Corporation (NYSE: X) in 1965, and held various positions in industrial engineering and a number of management capacities. He was elected president of U. S. Steel and to the USX board of directors in 1991, named president and chief operating officer of USX in 1994, and elected chairman and chief executive officer of USX in 1995. From 1986 to late 2001, USX Corporation was the parent company of U. S. Steel and Marathon Oil Company. Usher was the architect of the separation of Marathon Oil and U. S. Steel at the end of 2001, and in 2011, coordinated MPC’s spinoff from Marathon Oil Corp., a move designed to enhance both companies’ flexibility to pursue tailored strategies and drive additional long-term value for shareholders and customers. He has been a member of the board of directors of MPC and its former affiliates since 1991 and has served as chairman for more than 10 years.

Commenting on Heminger’s election, Usher said, “Marathon Petroleum could not be in better hands. Our board of directors has a profound respect for Gary’s business acumen, integrity and leadership ability. He has a dynamic vision for the future of our company and our industry, and the board has decided that the time is right for Gary to assume the additional role as chairman.”

Heminger, 62, joined Marathon in 1975. Throughout four decades with the company he has worked in a variety of groups and functions, including auditing, marketing and commercial roles, and in Marathon’s pipeline subsidiary. He held several executive positions in Marathon’s downstream business, and was appointed president of Marathon Petroleum Company, a wholly owned subsidiary of Marathon, in 2001. In addition, he served as an executive vice president of Marathon Oil and as a member of Marathon Oil’s executive committee. He was named to his current position on July 1, 2011. Heminger is also chairman of the board and chief executive officer of MPLX GP LLC (NYSE: MPLX).

In another move, the board announced that David A. Daberko has been elected to the new position of lead director. As lead director, Daberko will chair meetings of the non-management directors, approve board meeting agendas and serve as a liaison. These transitions are a part of the board’s comprehensive succession planning process.

Daberko, 70, who served as chairman and chief executive officer of National City Corporation for 12 years, joined the MPC board in 2011. He also serves as an MPLX director.

“We are fortunate to have Dave as lead director," Usher said. "With his experience on the board, he is the right person to serve in a lead capacity to coordinate the activities of the other non-management directors.”

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About Marathon Petroleum Corporation

MPC is the nation's fourth-largest refiner, with a crude oil refining capacity of approximately 1.8 million barrels per calendar day in its seven-refinery system. Marathon brand gasoline is sold through approximately 5,600 independently owned retail outlets across 19 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation's second-largest convenience store chain, with approximately 2,760 convenience stores in 22 states. MPC owns, leases or has ownership interests in approximately 8,300 miles of crude and light product pipelines and 5,000 miles of gas gathering and natural gas liquids (NGL) pipelines. MPC also has ownership interests in more than 50 gas processing plants, more than 10 NGL fractionation facilities and a condensate stabilization facility. Through subsidiaries, MPC owns the general partner of MPLX LP, a midstream master limited partnership. MPC's fully integrated system provides operational flexibility to move crude oil, NGLs, feedstocks and petroleum- related products efficiently through the company's distribution network and midstream service businesses in the Midwest, Northeast, Southeast and Gulf Coast regions. For additional information about the company, please visit our website at http://www.marathonpetroleum.com.

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